EX 99.1

Albireo Reports Fourth Quarter and Year-End 2017 Financial Results

— Phase 3 PFIC trial of IBAT inhibitor A4250 planned to initiate in spring 2018 —

— Elobixibat approved in Japan, becoming the first IBAT inhibitor approved in the world —

—  ~$200 million current cash balance expected to be sufficient to fund operations into 2021 —

— Management to host conference call and webcast today at 8:30 a.m. EDT —

BOSTON — March 15, 2018 — Albireo Pharma, Inc. (Nasdaq:ALBO), a clinical-stage orphan pediatric liver disease company developing novel bile acid modulators, today announced financial results and corporate highlights for the fourth quarter and year ended December 31, 2017.

“2017 was significant for Albireo, as we completed a successful Phase 2 clinical trial of lead product candidate A4250, an ileal bile acid transporter (IBAT) inhibitor, in children with cholestatic liver disease and pruritus and, following engagement with both the FDA and EMA, designed a Phase 3 program for A4250 for the treatment of patients with progressive familial intrahepatic cholestasis (PFIC) that we plan to initiate this spring,” said Ron Cooper, President and Chief Executive Officer of Albireo.

Mr. Cooper continued, “2018 is off to an exceptional start. In January, our licensee received regulatory approval of elobixibat to treat chronic constipation in Japan, marking the first approval of an IBAT inhibitor anywhere in the world and triggering more than $55 million in nondilutive royalty monetization and milestone payments to us. These payments, together with net proceeds of $94.1 million generated from subsequent first quarter equity transactions, have bolstered our balance sheet and positioned us well to advance our pipeline and capitalize on our innovative bile acid modulation science.”

Fourth Quarter and Recent Highlights

A4250

•

Albireo refined the protocol for its planned Phase 3 trial, titled “A Double-Blind, Randomized, Placebo-Controlled, Phase 3 Study to Demonstrate Efficacy and Safety of A4250 in Children with Progressive Familial Intrahepatic Cholestasis Types 1 and 2 (PEDFIC- 1).”

•	Albireo hosted a Key Opinion Leader (KOL) breakfast meeting focused on PFIC in New York City in October 2017.

Elobixibat

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Albireo subsidiary Elobix AB entered into an agreement to monetize its royalty rights under its license agreement with EA Pharma Co., Ltd. for elobixibat in the treatment of chronic constipation in Japan with HealthCare Royalty Partners in January 2018.

•

Japan’s Ministry of Health, Labor and Welfare approved a new drug application for elobixibat for the treatment of chronic constipation in Japan in January 2018, making elobixibat the first IBAT inhibitor approved anywhere in the world and triggering receipt by Elobix AB of more than $55 million in royalty monetization and milestone payments.

Corporate

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Albireo completed an underwritten public offering of shares of common stock, with net proceeds of approximately $69.9 million, after deducting underwriting discounts and commissions and estimated offering expenses, in January 2018. Subsequent sales of shares of common stock pursuant to sales agreement for an at-the-market offering program resulted in additional net proceeds to Albireo of $24.2 million.

Financial Results for the Fourth Quarter and Year Ended December 31, 2017

Cash Position: Cash and cash equivalents totaled $53.2 million at December 31, 2017, compared to $29.9 million as of December 31, 2016, an increase of $23.3 million. Following the end of 2017, Albireo received approximately $149.1 million in royalty monetization and milestone payments triggered by the approval of elobixibat for the treatment of chronic constipation in Japan and net proceeds from equity offerings.

Revenue: Revenue was nominal for both the fourth quarter and year ended December 31, 2017, compared with $3.2 million and $11.4 million for the corresponding 2016 periods, respectively. The lower revenue for the full year was due to recognition in full of an $8.0 million payment upon receipt from EA Pharma in April 2016 in connection with a renegotiated payment stream and a €3.225 million milestone payment from EA Pharma earned in the fourth quarter of 2016 upon its decision to proceed with the preparation of a new drug application for elobixibat in Japan.

R&D Expenses: Research and development expenses totaled $4.0 million and $13.0 million for the fourth quarter and year ended December 31, 2017, respectively, compared with $1.7 million and $8.1 million for the corresponding 2016 periods, respectively. The increase for the full year was driven principally by higher costs related to the development of A4250 as Albireo conducted preparatory activities for its planned Phase 3 clinical trial of A4250 in patients with PFIC.

G&A Expenses: General and administrative expenses totaled $4.6 million and $15.2 million for the fourth quarter and year ended December 31, 2017, respectively, compared with $10.1 million and $15.8 million for the corresponding 2016 periods, respectively. The decrease for the full year was principally attributable to reduction in 2017 of $6.0 million in professional fees and severance costs following completion in November 2016 of the share exchange transaction with Biodel Inc. that resulted in Albireo becoming a public company, partially offset by an increase in 2017 of $5.4 million in personnel expenses and stock-based compensation.

Other income/expense, net: Other income/expense, net totaled net other income of $3.0 million for the fourth quarter and $3.4 million for the year ended December 31, 2017, respectively, compared with net other expense of $398,000 and net other income of $205,000 for the corresponding 2016 periods, respectively. The difference for the full year was primarily due to a gain of $3.5 million from the sale of certain legacy intellectual property of Biodel in October 2017, partially offset by changes in currency exchange rates between the two periods.

Interest income/expense, net: Net interest income totaled $418,000 for the fourth quarter of 2017 and $40,000 for the year ended December 31, 2017, respectively, compared with net interest income of $227,000 and net interest expense of $1.3 million for the corresponding 2016 periods, respectively. The difference for the full year was due principally to the conversion into equity of convertible loan notes issued in 2014 and 2015 in connection with the completion of the Biodel transaction in November 2016 and lower interest paid in 2017 under a loan facility.

Non-operating income/expense: Non-operating income was $75,000 for the fourth quarter of 2017 and $335,000 for the year ended December 31, 2017, respectively, compared with non-operating expense of $3.2 million and $2.7 million for the corresponding 2016 periods, respectively. The change for the full year was primarily driven by adjustments for the 2016 period to fair value for derivative liabilities associated with outstanding convertible loan notes that were converted into equity in connection with the completion of the Biodel transaction in November 2016.

Cash Guidance: Based on current operating plans, Albireo expects that its current cash resources will be sufficient to meet its operating requirements at least into 2021.

Conference Call
As previously announced, Albireo will be hosting a conference call and webcast today, March 15, 2018, at 8:30 a.m. EDT. To access the live conference call by phone, dial 877-407-0792 (domestic) or 201-689-8263 (international) and provide the access code 13676484. A live audio webcast will be accessible from the Investors page of Albireo’s website, http://ir.albireopharma.com/. To ensure a timely connection to the webcast, it is recommended that users register at least 15 minutes prior to the scheduled start time. An archived version of the webcast will be available for replay on the Events & Presentations section of the Investors page of Albireo’s website for at least two weeks following the event.

About Albireo

Albireo Pharma is a clinical-stage biopharmaceutical company focused through its operating subsidiary on the development of novel bile acid modulators to treat orphan pediatric liver diseases and other liver and gastrointestinal diseases and disorders. Albireo’s lead product candidate, A4250, is directed to treat rare pediatric cholestatic liver diseases and is in Phase 3 development in its initial target indication, progressive familial intrahepatic cholestasis. Albireo’s clinical pipeline also includes two Phase 2 product candidates. Albireo’s elobixibat, approved in Japan for the treatment of chronic constipation, is the first ileal bile acid transporter (IBAT) inhibitor approved anywhere in the world. Albireo was spun out from AstraZeneca in 2008.

Albireo Pharma is located in Boston, Massachusetts, and its key operating subsidiary is located in Gothenburg, Sweden. For more information on Albireo, please visit www.albireopharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements, other than statements of historical fact, regarding, among other things: the plans for, or progress, scope, cost, duration or results of, development of A4250, elobixibat or any other Albireo product candidate or program, including regarding the planned Phase 3 clinical program for A4250 in patients with PFIC; the target indication(s) for development, the size, design, population, location, conduct, objective, duration or endpoints of any clinical trial, or the timing for initiation or completion of or reporting of results from any clinical trial, including the planned double blind Phase 3 PFIC trial for A4250; the potential benefits or competitive position of A4250, elobixibat or any other Albireo product candidate or program or the commercial opportunity in any target indication; any payment that HealthCare Royalty Partners or EA Pharma may make to Albireo or any other action or decision that EA Pharma may make concerning elobixibat or its business relationship with Albireo; the period for which Albireo’s cash resources will be sufficient to fund its operating requirements (runway); or Albireo’s plans, expectations or future operations, financial position, revenues, costs or expenses. Albireo often uses words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “planned,” “continue,” “guidance,” and similar expressions to identify forward-looking statements. Actual results, performance or experience may differ materially from those expressed or implied by any forward-looking statement as a result of various risks, uncertainties and other factors, including, but not limited to: whether favorable findings from clinical trials of A4250 to date, including findings in indications other than PFIC, will be predictive of results from the trials comprising the planned Phase 3 PFIC program or any other clinical trials of A4250; whether either or both of the FDA and EMA will determine that the primary endpoint for their respective evaluations and treatment duration of the planned double blind Phase 3 trial in patients with PFIC are sufficient, even if the primary endpoint is met with statistical significance, to support approval of A4250 in the United States or the European Union, to treat PFIC, a symptom of PFIC, a specific PFIC subtype(s) or otherwise; the outcome and interpretation by regulatory authorities of the ongoing third-party study pooling and analyzing long-term PFIC patient data; the timing for initiation or completion of, or for availability of data from, clinical trials of A4250, including the trials comprising the planned Phase 3 PFIC program, and the outcomes of such trials; delays or other challenges in the initiation of, or recruitment of patients for, the planned double blind Phase 3 trial; whether changes made in the process of finalizing the protocol for the planned double blind Phase 3 trial of A4250 in patients with PFIC result in a delay in its initiation; the significant control that EA Pharma has over the commercialization of elobixibat in Japan; and Albireo’s critical accounting policies. These and other risks and uncertainties that Albireo faces are described in greater detail under the heading “Risk Factors” in Albireo’s most recent Annual Report on Form 10-K or in subsequent filings that it makes with the Securities and Exchange Commission. As a result of risks and uncertainties that Albireo faces, the results or events indicated by any forward-looking statement may not occur. Albireo cautions you not to place undue reliance on any forward-looking statement. In addition, any forward-looking statement in this press release represents Albireo’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Albireo disclaims any obligation to update any forward-looking statement, except as required by applicable law.

Albireo Pharma, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$53,231	$29,931
Prepaid expenses and other assets	1,054	560
Other receivables	727	370
Total current assets	55,012	30,861
Equipment, net	178	21
Intangible assets	—	150
Goodwill	17,260	18,110
Other noncurrent assets	775	518
Total assets	$73,225	$49,660
LIABILITIES, CONVERTIBLE PREFERENCE SHARES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Trade payables	$1,350	$972
Accrued expenses	6,106	7,548
Long-term debt, current portion	—	3,075
Warrants liability	—	844
Other liabilities	419	269
Total current liabilities	7,875	12,708
Other long-term liabilities	42	—
Total liabilities	7,917	12,708
Stockholders’ equity (deficit):
Common stock, $0.01 par value per share — 30,000,000 and 200,000,000 authorized at December 31, 2017 and December 31, 2016; 8,902,784 and 6,292,644 issued and outstanding at December 31, 2017 and December 31, 2016	89	63
Additional paid in capital	114,522	61,338
Accumulated other comprehensive income	1,268	1,496
Accumulated deficit	(50,571)	(25,945)
Total stockholders’ equity	65,308	36,952
Total liabilities, convertible preference shares and stockholders’ equity	$73,225	$49,660

Albireo Pharma, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Year Ended December 31,
	2017	2016
Revenue	$1	$11,364
Operating expenses:
Research and development	12,991	8,077
General and administrative	15,246	15,786
Other (income) expense, net	(3,395)	(205)
Total operating expenses	24,842	23,658
Operating loss	(24,841)	(12,294)
Interest income (expense), net	40	(1,319)
Non-operating income (expense), net	335	(2,675)
Net loss before income taxes	(24,466)	(16,288)
Income tax	160	62
Net loss	$(24,626)	$(16,350)
Net loss per share attributable to holders of common stock:
Basic and diluted	$(3.15)	$(13.19)
Weighted-average shares outstanding:
Basic and diluted	7,819,302	1,239,694

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Investor Contact:

Hans Vitzthum

LifeSci Advisors, LLC.

212-915-2568

Media Contact:

Sarah Hall

6 Degrees

215-313-5638

shall@6degreespr.com

Source: Albireo Pharma, Inc.